September 27, 2010

RiverSource Global Series, Inc.

50606 Ameriprise Financial Center

Minneapolis, Minnesota 55474

Ladies and Gentlemen:

I have examined the Articles of Incorporation and the Bylaws of RiverSource Global Series, Inc. (the Company) and all necessary certificates, permits, minute books, documents and records of the Company, and the applicable statutes of the State of Minnesota, and it is my opinion that the shares sold in accordance with applicable federal and state securities laws will be legally issued, fully paid and nonassessable.

This opinion may be used in connection with this Registration Statement.

Sincerely,

/s/ Scott R. Plummer

Scott R. Plummer

General Counsel

RiverSource Global Series, Inc.